EXHIBIT 5.1

Founded in 1852 by Sidney Davy Miller	MILLER CANFIELD MILLER, CANFIELD, PADDOCK AND STONE, PLC	MICHIGAN: Ann Arbor Detroit • Grand Rapids Howell • Kalamazoo Lansing • Monroe • Troy New York, NY Pensacola, FL Washington, DC CANADA: Windsor, ON
444 West Michigan Avenue Kalamazoo, Michigan 49007 TEL: (269) 381-7030 FAX: (269) 382-0244 www.millercanfield.com		POLAND: Gdynia Katowice • Warsaw

August 31, 2006

Capitol Bancorp Ltd.
Capitol Bancorp Center
200 N. Washington Square
Lansing, Michigan 48933

Re:	Registration Statement on Form S-8/Capitol Bancorp Ltd. Employee Stock Ownership Plan (375,000 Additional Shares of Common Stock)

Ladies and Gentlemen:

We have acted as counsel to Capitol Bancorp Ltd., a Michigan corporation (the “Company”) in connection with the Company’s Registration Statement on Form S-8 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to the registration of 375,000 additional shares of the Company’s common stock, no par value per share (the “Common Stock”), in connection with the Capitol Bancorp Ltd. Employee Stock Ownership Plan (the “Plan”).

The Registration Statement covers the issuance and sale of such shares from time to time pursuant to the Plan. In addition, a registration statement on Form S-8, File Number 333-30521, covering the issuance and sale of 100,000 shares pursuant to the Plan was filed with the Commission under the Act on July 1, 1997.

As counsel for the Company, we are familiar with its Articles of Incorporation and Bylaws and have reviewed the various proceedings taken by the Company to authorize the issuance of the Common Stock to be sold pursuant to the Registration Statement. We have also reviewed and assisted in preparing the Registration Statement. In rendering the opinions set forth herein, we have relied upon a certificate dated of even date herewith executed by the Chief Operating Officer of the Company regarding certain matters covered by this opinion. In our review, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such

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copies. We have assumed the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

Based upon the foregoing, we are of the opinion that, when the Registration Statement has become effective under the Act, any and all shares of the Common Stock that are the subject of the Registration Statement will, when issued in accordance with the Plan, be validly issued, fully paid and nonassessable.

These opinions are limited to the matters specifically referred to in the letter and are effective as of the date of this opinion. The opinion expressed herein is based on the facts in existence and the laws in effect on the date hereof and is limited to the Federal securities laws of the United States of America and the internal laws of the State of Michigan currently in effect. We express no opinion as to whether the laws of any particular jurisdiction other than those identified above are applicable to the subject matter hereof. No expansion of our opinions may be made by implication or otherwise. This opinion is for use in connection with the Registration Statement and may not be relied on in connection with other matters.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

MILLER, CANFIELD, PADDOCK AND STONE, P.L.C.

/s/ MILLER, CANFIELD, PADDOCK AND STONE, P.L.C.

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